CONFIRMING STATEMENT
               REGARDING AUTHORITY TO EXECUTE SECTION 16 REPORTS



            This Statement confirms that the undersigned, Charles H. Cotros (the "Insider"), has authorized and designated Elizabeth B. Woodard, W. David Hanks or E. Wayne Ray, Jr. (the "Authorized Signer") to execute and file on the Insider's behalf any and all Forms 3, 4 and 5 (including any amendments thereto) that the Insider may be required to file with the United States Securities and Exchange Commission as a result of the Insider's ownership of, or transactions in, securities of Riviana Foods Inc. (the "Company").

             The authority of the Authorized Signer under this Confirming Statement shall continue until the Insider is no longer required to file Forms 3, 4 and 5 with regard to the Insider's ownership of, or transactions in, securities of the Company, unless earlier revoked in writing. The Insider acknowledges that the Authorized Signer is not assuming any of the Insider's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



                                                    Insider:


   Date:  August 19, 2003                           /s/ Charles H. Cotros